Exhibit 99.2

www.casipharmaceuticals.com

CASI PHARMACEUTICALS ANNOUNCES PRICING OF $32,500,000

PUBLIC OFFERING OF COMMON STOCK

ROCKVILLE, MD, and BEIJING (March 24, 2021) - CASI Pharmaceuticals, Inc. (Nasdaq: CASI), a U.S. biopharmaceutical company focused on developing and commercializing innovative therapeutics and pharmaceutical products, today announced the pricing of an underwritten public offering of 15,853,658 shares of its common stock at a price to the public of $2.05 per share. CASI has granted the underwriters an option to purchase up to an additional 2,378,048 shares of common stock, which terminates on the earlier of 30 days and the day before CASI files to the U.S. Securities and Exchange Commission (“SEC”) its Annual Report on Form 10-K for the fiscal year ended December 31, 2020. The offering is expected to close on or about March 26, 2021, subject to satisfaction of customary closing conditions. The gross proceeds to CASI from the offering, excluding any exercise by the underwriters of their option to purchase additional shares, are expected to be approximately $32.5 million, before deducting underwriting discounts and commissions and other offering expenses payable by CASI.

Oppenheimer & Co. Inc., Mizuho Securities USA LLC, and BTIG LLC are acting as joint book-running managers for the offering.

CASI intends to use the net proceeds of the offering for working capital and general corporate purposes, which include, but are not limited to advancing CASI’s product portfolio, acquiring the rights to new product candidates and general and administrative expenses.

The securities described above are being offered by CASI pursuant to a shelf registration statement on Form S-3, including a base prospectus, that was filed on November 20, 2020 and declared effective by the SEC on December 2, 2020. The offering is being made only by means of a written prospectus and prospectus supplement that form a part of the registration statement. A preliminary prospectus supplement and accompanying prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website located at www.sec.gov. Copies of the preliminary prospectus supplement and the accompanying prospectus relating to the offering, when available, may also be obtained from Oppenheimer & Co. Inc., Attention: Syndicate Prospectus Department, 85 Broad Street, 26th Floor, New York, NY, 10004, by telephone at (212) 667-8055, or by email at EquityProspectus@opco.com; or Mizuho Securities USA LLC, Attention: Equity Capital Markets, 1271 Avenue of the Americas, 3rd Floor, New York, NY, 10020; by phone at (212) 205-7600; or by email at US-ECM@mizuhogroup.com.

Before investing in the offering, you should read in their entirety the preliminary prospectus supplement and the accompanying prospectus and the other documents that CASI has filed with the SEC that are incorporated by reference in the preliminary prospectus supplement and the accompanying prospectus, which provide more information about CASI and the offering.

This press release does not constitute an offer to sell or a solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

CASI Pharmaceuticals, Inc. / 9620 Medical Center Drive / Suite 300 / Rockville, MD 20850

Phone 240.864.2600 /Fax 301.315.2437

About CASI Pharmaceuticals

CASI Pharmaceuticals, Inc. (“CASI”, “we” or “us”) is a U.S. biopharmaceutical company focused on developing and commercializing innovative therapeutics and pharmaceutical products in China, the United States, and throughout the world. CASI is focused on acquiring, developing and commercializing products that augment its hematology oncology therapeutic focus as well as other areas of unmet medical need. CASI is executing its plan to become a biopharmaceutical leader by launching medicines in the greater China market leveraging CASI’s China-based regulatory and commercial competencies and its global drug development expertise. The majority of CASI’s operations in China are conducted through its wholly-owned subsidiary, CASI Pharmaceuticals (China) Co., Ltd., which is located in Beijing, China. CASI has built a commercial team of more than 80 hematology and oncology specialists based in China. More information on CASI is available at www.casipharmaceuticals.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance, strategies, expectations and goals. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and no duty to update forward-looking statements is assumed. Actual results could differ materially from those currently anticipated due to a number of factors, including: the difficulty of executing our business strategy in China; our ability to design and implement a development plan for our ANDAs; the development of major public health concerns, including the coronavirus or other pandemics arising in China or elsewhere; our lack of experience in manufacturing products and uncertainty about our resources and capabilities to do so on a clinical or commercial scale; risks relating to the commercialization, if any, of our products and proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks); our inability to predict when or if our product candidates will be approved for marketing by the U.S. Food and Drug Administration, National Medical Products Association, or other regulatory authorities; our inability to enter into strategic partnerships for the development, commercialization, manufacturing and distribution of our proposed product candidates or future candidates; the volatility in the market price of our common stock; risks relating to the need for additional capital and the uncertainty of securing additional funding on favorable terms; risks associated with CNCT19, CID-103, and our other early-stage products under development; risks that result in preclinical and early clinical models are not necessarily indicative of later clinical results; uncertainties relating to preclinical and clinical trials, including delays to the commencement of such trials; our ability to protect our intellectual property rights; the lack of success in the clinical development of any of our products; and our dependence on third parties. Such factors, among others, could have a material adverse effect upon our business, results of operations and financial condition. We caution readers not to place undue reliance on any forward-looking statements, which only speak as of the date made. Additional information about the factors and risks that could affect our business, financial condition and results of operations, are contained in our filings with the SEC, including, but not limited to, our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q, which are available at www.sec.gov.

COMPANY CONTACT: CASI Pharmaceuticals, Inc. Weihao Xu Chief Financial Officer 240.864.2643 ir@casipharmaceuticals.com	INVESTOR CONTACT: Solebury Trout Jennifer Porcelli 646.378.2962 jporcelli@troutgroup.com